EX-99(14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm”, "Financial Statements and Experts", and “Exhibit A – Agreement and Plan of Reorganization” in the Prospectus/Proxy Statement included in this Registration Statement (Form N-14) and to the use of our report dated October 23, 2024, with respect to the financial statements and financial highlights of BNY Mellon Opportunistic Small Cap Fund (one of the funds constituting BNY Mellon Advantage Funds, Inc.) for the fiscal year ended August 31, 2024, which are included in the Annual Report to Shareholders (Form N-CSR), into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York
August 28, 2025